NIC                             NEWS RELEASE
The eGovernment Company


FOR IMMEDIATE RELEASE


                                          Contact:     Steve Kovzan
                                                       VP - Financial Operations
                                                       913-498-3468
                                                       stevek@nicusa.com
                                                       -----------------

                               NIC REFINES OUTLOOK

   Company completes restructuring and communicates investment plans for 2001


OVERLAND PARK, Kan. - (October 6, 2000) - NIC (Nasdaq: EGOV), the world's leading eGovernment solutions provider, today announced it has completed the restructuring of its eGovernment market and product development operations. The company also stated that it has refined its 2001 outlook and projects it will likely not generate positive EBITDA until 2002 because of investments in local portals, its AOL/Government Guide partnership, and continued market and core technology development across its eGovernment businesses.

Jim Dodd, NIC's President & CEO said, "Our opinion at the time of our restructuring announcement was that targeted cost cuts could keep us on a long-standing plan for 2001 positive EBITDA generation and allow us to pursue our most promising expansion initiatives. We were wrong. We have completed new business plans for NIC Commerce and NIC Technologies that envision these operations as providing the core technology and deployment base for eGovernment partnerships and installations around the world. The cost of repositioning these businesses, coupled with our commitment to developing long-term, higher margin recurring revenue bases in additional states, local markets, and cross-governmental portals such as Government Guide, will push positive EBITDA generation to 2002."

"We are extremely disappointed with our recent business forecasting misses, and have taken steps to assure the timeliness and reliability of guidance going forward," stated Dodd. "This more conservative guidance following our restructuring is the first step in that direction."

The company stated its cash position remains very strong and is sufficient to fund each of its major growth initiatives through to profitability.

ABOUT NIC

NIC is the world's most experienced eGovernment solutions provider, dedicated to positively transforming the relationships among citizens, businesses and government. Through federal, state, local and global government partnerships, NIC manages millions of transactions and hundreds of applications that are accessible to more than 160 million people worldwide. For more information, visit NIC at www.nicusa.com.

Special Note: The statements in this release regarding continued implementation of NIC's business model and its development of new products and services are forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the Company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment solutions by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC's Annual Report on Form 10-K filed on March 10, 2000 with the Securities and Exchange Commission and in the Company's most recent quarterly report on Form 10-Q filed with the SEC.